Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle Investor Relations (713) 610-9937 (213) 576-2428 kfeazle@rsac.com investor@rsac.com
RELIANCE STEEL & ALUMINUM CO.
SIGNS AGREEMENT TO ACQUIRE YARDE METALS, INC.
     Los Angeles, CA — July 11, 2006 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has reached an agreement to acquire Yarde Metals, Inc., a metals service center company headquartered in Southington, CT. The transaction is expected to be finalized within 60 days, subject to the completion of due diligence and regulatory approvals. Yarde was founded in 1976 and specializes in the processing and distribution of stainless steel and aluminum plate, rod and bar products. Yarde has additional metals service centers in Pelham, NH; East Hanover, NJ; Hauppauge, NY; High Point, NC; Streetsboro, OH; and Limerick, PA and a sales office in Ft. Lauderdale, FL. Yarde’s net sales for the fiscal year ended June 30, 2006 were approximately $385 million.
     Reliance’s Chief Executive Officer, David H. Hannah, said, “The Yarde acquisition adds significantly to our geographic network in the Northeastern United States and also expands our customer base and product offerings.”

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     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 150 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2006 Forbes Platinum 400 List of America’s Best Big Companies. This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.
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